Exhibit 10.2

March 30, 2015

Mr. Michael MacMillan

NBC Attire, Inc.

770 Cochituate Road

Framingham, MA 01701

Re:	Letter Agreement

Dear Mr. MacMillan:

You are currently on assignment (the “Assignment”) with TJX Europe as part of your employment with NBC Attire, Inc. (“NBC Attire”) under your employment agreement dated January 31, 2014 (the “Employment Agreement”). The TJX Companies, Inc. (“TJX”) and NBC Attire expect that the Assignment will conclude, and your relocation to TJX corporate headquarters will occur, in June 2015, at all times consistent with your continued service and responsibilities as Senior Executive Vice President, Group President. Effective upon the completion of the Assignment and your relocation to TJX corporate headquarters (the “Transition Date”), the Employment Agreement, consistent with its provisions and for the balance of its term, will be assigned to and will become an obligation of TJX, and from and after the Transition Date you will be employed by TJX, not by NBC Attire, and your duties and responsibilities shall include those specified from time to time by TJX; provided, for the avoidance of doubt, that neither the transfer of your employment from NBC Attire to TJX nor any assignment by TJX of duties and responsibilities in accordance with the Employment Agreement shall constitute a termination of your employment under the Employment Agreement. You will receive separate information regarding any adjustments to your benefits in connection with these changes.

By signing below, you acknowledge and agree that the changes described above are consistent with the Employment Agreement, which except as appropriate to reflect the end of the Assignment shall remain in full force and effect.

THE TJX COMPANIES, INC.

By:	/s/ Ernie Herrman
Ernie Herrman

NBC ATTIRE, INC.

By:	/s/ Scott Goldenberg
Scott Goldenberg

Agreed and accepted:

/s/ Michael MacMillan
Michael MacMillan

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